Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of October 9, 2018 between YETI Coolers, LLC, a Delaware limited liability company, on behalf of itself and its parent entities and subsidiaries as may employ Executive from time to time (collectively, the “Company”), and Matthew J. Reintjes (“Executive”), and supersedes and replaces in its entirety that certain employment agreement entered into between the Company and Executive, dated September 14, 2015, as amended December 31, 2015 by that certain Amendment No. 1 thereto (as amended, the “Prior Employment Agreement”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Certain Definitions.  Certain words or phrases used herein with initial capital letters shall have the meanings set forth in paragraph 8 hereof.

2.                                      Employment.  The Company shall continue to employ Executive, and Executive accepts such continued employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in paragraph 5 hereof (the “Employment Period”).  Notwithstanding anything in this Agreement to the contrary, Executive will be an at-will employee of the Company and Executive or the Company may terminate Executive’s employment with the Company for any reason or no reason at any time.

3.                                      Position and Duties.

(a)                                 During the Employment Period, Executive shall serve as the President and Chief Executive Officer of the Corporation and of the Company (“CEO”) and shall have the normal duties, responsibilities and authority of an executive serving in such position.  For so long as Executive holds the position of CEO, the Company shall use its good faith efforts to nominate Executive for re-election to the Board and procure his election to the Board at any applicable meeting of stockholders held for the purpose of electing directors, and Executive agrees to serve on the Board.  Executive agrees that in the event that his employment as CEO is terminated, at the request of the Board, he shall immediately resign from the Board.

(b)                                 During the Employment Period, Executive shall report solely to the Board.

(c)                                  During the Employment Period, Executive shall devote Executive’s reasonable best efforts and Executive’s full business time and attention (except for permitted paid time off periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company, its subsidiaries and affiliates; provided, however, that Executive may (i) engage in charitable and civic activities, (ii) manage his personal and family finances and investments, and (iii) following the second anniversary of the Effective Date, subject to the consent of the Board which shall not be unreasonably withheld, serve on at least one board of directors for other public or private companies, so long as such activities do not compete with the Company’s Business or materially interfere, individually or in the aggregate, with the performance of his duties hereunder.

(d)                                 Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner.

(e)                                  During the Employment Period, Executive shall perform Executive’s duties and responsibilities principally at the Company’s headquarters in the Austin, Texas area; provided, however, that Executive acknowledges that he may be required to engage in travel in connection with the performance of his duties hereunder.

4.                                      Compensation and Benefits.

(a)                                 Salary.  The Company agrees to pay Executive a salary during the Employment Period (the “Base Salary”) in installments based on the Company’s practices as may be in effect from time to time.  Executive’s initial salary shall be at the rate of $875,000 per year.  The Board shall review Executive’s salary annually commencing in 2020 and may, in its sole discretion, increase it.

(b)                                 Annual Incentive Compensation.  During the Employment Period, Executive will be eligible to receive an annual incentive compensation payment, based on the achievement of goals determined by the Board based on a number of factors, including Executive’s historical and anticipated future performance, the Company’s growth and profitability, and other relevant considerations.

(i)                                     2018 Incentive Compensation.  During the Employment Period, with respect to the 2018 calendar year, Executive’s target incentive compensation amount is equal to 75% of Executive’s Base Salary.

(ii)                                  Post-2018 Incentive Compensation.  During the Employment Period, with respect to the 2019 calendar year and each calendar year thereafter, Executive’s target incentive compensation amount is equal to 100% of Executive’s Base Salary (“Target Incentive Compensation Amount”).

(iii)                               Payment of Incentive Compensation.  Annual incentive compensation, including with respect to the 2018 calendar year, will be calculated on a sliding scale, with ranges above and below target, consistent with incentive compensation calculations prepared by the Company’s management, as approved by the Board, and provided to Executive during the applicable calendar year.  Except as otherwise set forth herein, Executive will be required to be employed by the Company on December 31st of the calendar year to which the incentive compensation relates in order to be eligible to receive the applicable incentive compensation under this subparagraph 4(b).  Any such incentive compensation will be paid by no later than March 15th of the year following the year to which it relates.

(c)                                  Paid Time Off.  During the Employment Period, Executive shall be entitled to twenty (20) days of paid time off during each calendar year. Any accrued paid time off that is not used in the calendar year in which it is earned will not be eligible to be carried forward to, or otherwise used in, any subsequent calendar year.

(d)                                 Holidays.  During the Employment Period, Executive shall be entitled to holidays consistent with the Company’s current policy, which may be amended from time to time.

(e)                                  Standard Benefits Package.  Executive shall be eligible during the Employment Period to participate, on the same basis as other employees of the Company, in the Company’s Standard Benefits Package.  The Company’s “Standard Benefits Package” means those benefits (including insurance and other benefits, but excluding, except as hereinafter provided in subparagraphs 6(b), 6(c) or 6(d), as applicable, and subparagraph 6(e), if applicable, any severance pay program or policy of the Company) for which substantially all of the employees of the Company are from time to time generally eligible, as determined from time to time by the Board.

(f)                                   Long-Term Incentive Compensation.  With respect to each calendar year during the Employment Period commencing on or after January 1, 2019, Executive shall be eligible to participate in any long-term incentive compensation plan generally made available to senior executives of the Company at a level commensurate with his position in accordance with and subject to the terms of such plan.

5.                                      Employment Period.

(a)                                 Except as hereinafter provided, the Employment Period shall continue until, and shall end upon, the third anniversary of the Effective Date (the “Initial Term”).

(b)                                 On the third anniversary of the Effective Date and, after the Initial Term, on such third anniversary and each annual anniversary of such date thereafter, unless the Employment Period shall have ended pursuant to subparagraph 5(c) below or the Company or Executive shall have given the other party at least sixty (60) days’ written notice that the Employment Period will not be extended, the Employment Period shall be extended for an additional one-year period.

(c)                                  Notwithstanding (a) or (b) above, the Employment Period shall end early upon the first to occur of any of the following events:

(i)                                     Executive’s death;

(ii)                                  the Company’s termination of Executive’s employment due to Permanent Disability;

(iii)                               a Termination For Cause;

(iv)                              a Termination Without Cause;

(v)                                 a Termination With Good Reason; or

(vi)                              a Voluntary Termination.

6.                                      Post-Employment Payments.

(a)                                 At the end of Executive’s employment for any reason, Executive shall cease to have any rights to salary, equity awards, expense reimbursements or other benefits, except that Executive shall be entitled to (i) any Base Salary which has accrued but is unpaid, (ii) any annual incentive compensation set forth in subparagraph 4(b) above that has been earned for a prior calendar year but is unpaid, (iii) any reimbursable expenses which have been incurred but are unpaid, (iv) and any paid time off days which have accrued pursuant to the Company’s paid time off policy, as in effect from time to time, but are unused, as of the end of the Employment Period, (v) any option or other equity-grant rights or plan benefits which by their terms extend beyond termination of Executive’s employment (but only to the extent provided in any option or equity grant theretofore granted to Executive or any other benefit plan in which Executive has participated as an employee of the Company and excluding, except as hereinafter provided in subparagraphs 6(b), 6(c) or 6(d), as applicable, and under subparagraph 6(e), if applicable, any severance pay program or policy of the Company) and (vi) any benefits to which Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”).  In addition, Executive shall be entitled to the additional amounts described in subparagraphs 6(b), 6(c) or 6(d), as applicable, and under subparagraph 6(e), if applicable, in the circumstances described in such subparagraphs.

(b)                                 If the Employment Period ends pursuant to paragraph 5 on account of a Termination Without Cause or a Termination With Good Reason, and such termination occurs outside of the Change in Control Protection Period, the Company shall pay Executive (i) an amount equal to 150% of the sum of his Base Salary plus his Target Incentive Compensation Amount at the time of such termination (the “Base Severance Amount”), and (ii) a pro rata incentive compensation payment for the year in which such termination occurs based on the product of (x) the number of days Executive was employed by the Company during the then current calendar year, divided by 365 and (y) the annual incentive compensation payment Executive would have received had he continued employment through the end of the calendar year (assuming all non-formulaic goals were achieved at the average achievement for the formulaic goals for such calendar year).  The amounts payable under clause (i) of the preceding sentence shall be paid in equal installments over the eighteen (18) month period following Executive’s termination of employment in accordance with the Company’s normal payroll practices; provided, however, that any amounts due under this sentence during the 60-day period following such termination shall not be paid during such 60-day period but instead shall be paid on the first payroll date after such 60-day period.  The amount payable under clause (ii) of the second preceding sentence shall be paid in a lump sum at the later of (A) the time when annual incentive compensation payments are paid to the Company’s executive officers for the calendar year in which Executive’s employment terminates or (B) the 61st day after the date on which Executive’s employment terminates.

(c)                                  If the Employment Period ends pursuant to paragraph 5 on account of a Termination Without Cause or Termination With Good Reason, and such termination occurs during the Change in Control Protection Period but prior to the consummation of a Change in Control, the Company shall pay Executive (i) an amount equal to 200% of the sum of his Base Salary plus his Target Incentive Compensation Amount at the time of such termination (the “Enhanced Severance Amount”), and (ii) a pro rata incentive compensation payment for the year in which such termination occurs based on the product of (x) the number of days Executive was employed by the Company during the then current calendar year, divided by 365 and (y) the Target Incentive Compensation Amount.  The amounts payable under clause (i) of the preceding sentence shall be paid as follows: (x) the portion of the Base Severance Amount that is not subject to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), including all regulations and guidance promulgated thereunder, shall be paid in a single lump sum on the first payroll date following the 60-day period following such termination; (y) the portion of the Base Severance Amount that is subject to Section 409A shall be paid in equal installments over the eighteen (18) month period following such termination in accordance with the Company’s normal payroll practices; and (z) the difference between the Enhanced Severance Amount and the Base Severance Amount (i.e., 50% of the sum of Executive’s Base Salary plus his Target Incentive Compensation Amount) shall be paid in a single lump sum on the first payroll date following the 60-day period following such termination; provided, however, that any amounts due under this sentence during the 60-day period following such termination shall not be paid during such 60-day period but instead shall be paid on the first payroll date after such 60-day period.  The amount payable under clause (ii) of the second preceding sentence shall be paid in a lump sum at the later of (A) the time when annual incentive compensation payments are paid to the Company’s executive officers for the calendar year in which Executive’s employment terminates or (B) the 61st day after the date on which Executive’s employment terminates.

(d)                                 If the Employment Period ends pursuant to paragraph 5 on account of a Termination Without Cause or Termination With Good Reason, and such termination occurs during the Change in Control Protection Period and following the consummation of a Change in Control, the Company shall pay Executive (i) an amount equal to the Enhanced Severance Amount, and (ii) a pro rata incentive compensation payment for the year in which such termination occurs based on the product of (x) the number of days Executive was employed by the Company during the then current calendar year, divided by 365 and (y) the Target Incentive Compensation Amount.  The amounts payable under clause (i) of the preceding sentence shall be paid in a single lump sum on the first payroll date following the 60-day period following such termination; provided, however, that if the Change in Control does not qualify as a change in control under Section 409A, such amounts shall instead be paid as follows: (x) the portion of the Base Severance Amount that is not subject to Section 409A shall be paid in a single lump sum on the first payroll date following the 60-day period following such termination; (y) the portion of the Base Severance Amount that is subject to Section 409A shall be paid in equal installments over the eighteen (18) month period following such termination in accordance with the Company’s normal payroll practices; and (z) the difference between the Enhanced Severance Amount and the Base Severance Amount (i.e., 50% of the sum of Executive’s Base Salary plus his Target Incentive Compensation Amount) shall be paid in a single lump sum on the first payroll date following the 60-day period following such termination; provided, further, that any amounts due under this sentence during the 60-day period following such termination shall not be paid during such 60-day period but instead shall be paid on the first payroll date after such 60-day period.  The amount payable under clause (ii) of the second preceding sentence shall be paid in a lump sum at the later of (A) the time when annual incentive compensation payments are paid to the Company’s executive officers for the calendar year in which Executive’s employment terminates or (B) the 61st day after the date on which Executive’s employment terminates.

(e)                                  If the Employment Period ends pursuant to paragraph 5 on account of a Termination Without Cause or Termination With Good Reason, regardless of whether such termination occurs during or outside of the Change in Control Protection Period, if Executive elects continuation coverage under the Company’s medical plan pursuant to COBRA, the Company shall reimburse Executive (provided such reimbursement does not result in taxes or penalties for the Company) for the full amount of Executive’s COBRA premium payments for such coverage and his eligible dependents until the earlier of (x) Executive’s eligibility for any such coverage under another employer’s or any other medical plan or (y) the date that is eighteen (18) months following the termination of Executive’s employment.  The Company shall make any such reimbursement within thirty (30) days following receipt of evidence from Executive of Executive’s payment of the COBRA premium.

(f)                                   It is expressly understood that the Company’s payment obligations under subparagraphs 6(b), 6(c) or 6(d), as applicable, and under subparagraph 6(e), if applicable, shall cease in the event Executive breaches in any material respect any of the agreements in paragraphs 7 or 9 hereof.  Each payment under subparagraphs 6(b), 6(c) or 6(d), as applicable, and under subparagraph 6(e), if applicable, shall be considered a separate payment and not one of a series of payments for purposes of Section 409A.

(g)                                  Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment and such amounts shall not be reduced whether or not Executive obtains other employment, except as provided in subparagraph 6(e).  Subject to paragraph 23 of this Agreement, any severance payments payable under this Agreement shall not be reduced or offset by any claim the Company may have against Executive.

(h)                                 Release.  Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under subparagraphs 6(b), 6(c) or 6(d), as applicable, or under subparagraph 6(e), if applicable, unless (i) prior to the 60th day following the Termination Without Cause or Termination With Good Reason, Executive executes a release of all current or future claims, known or unknown, arising on or before the date of the release against the Company, the Corporation, and either of their subsidiaries and the directors, officers, employees and affiliates of any of them, in a form substantially similar to that attached as Exhibit A, with such changes as the Company deems in good faith are required or advisable as a result of changes in applicable law after the date hereof, and (ii) any applicable revocation period has expired during such 60-day period without Executive revoking such release.

7.                                      Competitive Activity; Confidentiality; Non-solicitation.

(a)                                 Acknowledgements and Agreements.  Executive hereby acknowledges and agrees that in the performance of Executive’s duties to the Company during the Employment Period, Executive will be brought into frequent contact with existing and potential customers of the Company throughout the world.  Executive also agrees that trade secrets and Confidential Information of the Company, more fully described in subparagraph 7(e)(i), gained by Executive during Executive’s association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company.  Executive further understands and agrees that the foregoing makes it necessary for the protection of the Company’s Business that Executive not compete with the Company during his employment with the Company, and not compete with the Company for a reasonable period thereafter, as further provided in the following subparagraphs.  In consideration for Executive’s receipt of trade secrets and Confidential Information, Executive agrees to the following restrictive covenants:

(b)                                 Covenants.

(i)                                     Covenants During Employment.  While employed by the Company, Executive will not compete with the Company anywhere in the world.  In accordance with this restriction, but without limiting its terms, while employed by the Company, Executive will not:

(A)                               enter into or engage in any business which competes with the Company’s Business;

(B)                               solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company’s Business;

(C)                               divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

(D)                               promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business.

(ii)                                  Covenants Following Termination.  For a period of twelve (12) months following a termination of Executive’s employment during the Change in Control Protection Period, or for a period of eighteen (18) months following a termination of Executive’s employment outside of the Change in Control Protection Period, Executive shall not:

(A)                               enter into or engage in any business which competes with the Company’s Business within the Restricted Territory;

(B)                               solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the Company’s Business within the Restricted Territory;

(C)                               divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; or

(D)                               promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business within the Restricted Territory.

Notwithstanding the foregoing, following a termination of Executive’s employment as a result of a Termination Without Cause or a Termination With Good Reason, Executive shall not be considered to have breached this subparagraph 7(b)(ii) if Executive provides services to a business unit, division or subsidiary of an entity that otherwise competes with the Company’s Business through another business unit, division or subsidiary, so long as Executive only provides services to the business unit, division or subsidiary that does not compete with the Company’s Business and Executive takes no actions that would compete with the Company’s Business or otherwise violate the provisions of this paragraph 7.

(iii)                               Indirect Competition.  For the purposes of subparagraphs 7(b)(i) and (ii), but without limiting such provisions, Executive will be in violation thereof if Executive engages in any or all of the activities set forth therein directly as an individual on Executive’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation (or owner of any other type of equity interest in any entity) in which Executive or Executive’s spouse (to the extent Executive and Executive’s spouse are not legally separated), minor child or parent sharing the same household as Executive owns, directly or indirectly, individually or in the aggregate, more than one percent (1%) of the outstanding stock or other equity interests.

(iv)                              If it is judicially determined that Executive has violated this subparagraph 7(b) and the Company obtains an injunction or other equitable relief, then the period applicable to each obligation that Executive has been determined to have violated will be automatically extended by a period of time equal in length to the period during which such violation occurred.

(c)                                  The Company.  For purposes of this paragraph 7, the Company shall include the Corporation and any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company for which Executive worked or had responsibility at the time of termination of his employment and at any time during the two (2) year period prior to such termination.

(d)                                 Non-Solicitation; Non-Association.  Executive will not directly or indirectly at any time during the period of Executive’s employment, or for a period of twelve (12) months following a termination of Executive’s employment during the Change in Control Protection Period, or for a period of eighteen (18) months following a termination of Executive’s employment outside of the Change in Control Protection Period, attempt to disrupt, damage, impair or interfere with the Company’s Business by raiding any of the Company’s employees, soliciting any of them to resign from their employment by the Company or associating with any of them for the express purpose of encouraging them to resign from their employment by the Company, or by disrupting the relationship between the Company and any of its consultants, agents or representatives; provided, however, that this subparagraph 7(d) shall not prohibit Executive from providing references for Company employees, when contacted by a prospective employer.  Executive acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

(e)                                  Further Covenants.

(i)                                     Executive will keep in strict confidence, and will not, directly or indirectly, at any time, during or after Executive’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing Executive’s duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how Executive may have acquired such information (“Confidential Information”), except (A) as required in the performance of his duties to the Company, (B) to the extent that Executive is required by law, or requested by subpoena, court order or governmental, regulatory or self-regulatory body with apparent authority to disclose any Confidential Information (provided that in such case, Executive shall (x) provide the Board, to the extent legally permitted, with notice as soon as practicable following such request that such disclosure has been requested or is or may be required, (y) reasonably cooperate with the Company, at the Company’s expense, in protecting, to the maximum extent legally permitted, the confidential or proprietary nature of such Confidential Information, and (z) disclose only that Confidential Information which he is legally required to disclose), (C) disclosing information that has been or is hereafter made public through no act or omission of Executive in violation of this Agreement or any other confidentiality obligation or duty owed to the Company, (D) disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice (provided that such advisors agree to keep such information confidential), or (E) disclosing information and documents to the extent reasonably appropriate in connection with any litigation between Executive and the Company.  Such Confidential Information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information.  Executive specifically acknowledges that all such Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by the Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive during Executive’s employment with the Company (except in the course of performing Executive’s duties and obligations to the Company) or after the termination of Executive’s employment shall constitute a misappropriation of the Company’s trade secrets.

(ii)                                  The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(iii)                               Executive agrees that upon termination of Executive’s employment with the Company, for any reason, Executive shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in subparagraph 7(e)(i) of this Agreement.  Notwithstanding the foregoing, Executive shall be permitted to retain or copy (A) his contacts, calendar and personal correspondence, and (B) any documents or information related to his compensation or reasonably needed for Executive’s tax purposes.

(iv)                              Nothing in this Agreement prevents Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity Executive is not prohibited from providing information voluntarily to the United States Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

(f)                                   Discoveries and Inventions; Work Made for Hire.

(i)                                     Executive agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that:  (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any work performed by Executive for the Company, Executive will assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design.  Executive has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that Executive conceives and/or develops entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design either:  (x) relates to the business of the Company, or (y) relates to the Company’s actual or demonstrably anticipated research or development, or (z) results from any work performed by Executive for the Company.  Executive agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by Executive, either solely or jointly with others, within one (1) year following termination of Executive’s employment under this Agreement or any successor agreements shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

(ii)                                  In order to determine the rights of Executive and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, Executive agrees that during Executive’s employment, and, to the extent related to the Company’s Business, for one (1) year after termination of Executive’s employment under this Agreement or any successor agreement, Executive will disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by Executive solely or jointly with others.  The Company agrees to keep any such disclosures confidential.  Executive also agrees during Executive’s employment, and, to the extent related to the Company’s Business, for one (1) year after termination of Executive’s employment under this Agreement or any successor agreement, to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials will be the exclusive property of the Company.  Executive agrees that at the request of and without charge to the Company, but at the Company’s expense, Executive will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and will assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that Executive will do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon.  In the event the Company is unable, after reasonable effort, and in any event after ten business days, to secure Executive’s signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive irrevocably designates and appoints the Corporate Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

(iii)                               Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during Executive’s employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company.  The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) YETI Coolers, LLC, All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

(g)                                  Confidentiality Agreements.  Executive agrees that Executive shall not disclose to the Company or induce the Company to use any secret or confidential information belonging to Executive’s former employers.  Except as indicated, Executive warrants that Executive is not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit Executive’s right to work for the Company and/or to disclose to the Company any ideas, inventions, discoveries, improvements or designs or other information that may be conceived during employment with the Company.  Executive agrees to provide the Company with a copy of any and all agreements with a third party that preclude or limit Executive’s right to make disclosures or to engage in any other activities contemplated by Executive’s employment with the Company.

(h)                                 Relief.  Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of Executive’s obligations under this Agreement would be inadequate.  Executive therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in subparagraphs 7(b), 7(d), 7(e), 7(f) and 7(g) of this Agreement, without the necessity of proof of actual damage.

(i)                                     Reasonableness.  Executive acknowledges that Executive’s obligations under this paragraph 7 are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if Executive were to violate such obligations.  Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by the agreement of the Company to perform its obligations under this Agreement and by other consideration, which Executive acknowledges constitutes good, valuable and sufficient consideration.

8.                                      Definitions.

(a)                                 “Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Corporation.  The term “control” (including with the correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract, or otherwise.

(b)                                 “Board” means the Board of Directors of the Corporation.  For purposes of this Agreement, references to the Board shall include references to the Compensation Committee of the Board, or any other committee or subcommittee authorized by the Board to discharge the Board’s responsibilities relating to the compensation of the Company’s executives and directors, to the extent that the Board has delegated authority to such committee.

(c)                                  “Change in Control” shall have the meaning set forth in the YETI Holdings, Inc. 2018 Equity and Incentive Compensation Plan (the “Equity Plan”) or any successor plan thereto, in any case as may be amended from time to time.

(d)                                 “Change in Control Protection Period” means: (i) in respect of subparagraph 12(c)(i) of the Equity Plan, the period beginning on the date of the filing by any Person with the United States Securities and Exchange Commission (the “SEC”) of one or more Schedule 13Ds (or any comparable form or report) relating to a single acquisition (or a series of acquisitions) by the Person of securities of the Corporation with the purpose of effecting a Change in Control described in subparagraph 12(c)(i) of the Equity Plan, and ending on either (A) the date that is twenty-four (24) months following the date on which such Change in Control occurs or (B) the date of the filing with the SEC by such Person or the Corporation evidencing that such Person no longer has the purpose of effecting such Change in Control or other action by such Person evidencing the abandonment of such purpose; (ii) in respect of subparagraph 12(c)(ii) of the Equity Plan, the period beginning on the date of the filing by any Person with the SEC of one or more Schedule 14As (or any comparable form or report) relating to the nomination by any Person of one or more Board nominees the election of whom to the Board would constitute a Change in Control, and ending on either (A) the date that is twenty-four (24) months following the date on which such Change in Control occurs or (B) (I) the date of the withdrawal of such nomination(s) or (II) the date of the stockholder meeting at which such nominees are not elected to the Board in a manner that would constitute a Change in Control; (iii) in respect of subparagraph 12(c)(iii) of the Equity Plan, the period beginning on the date of the execution of a definitive agreement (a “Transaction Agreement”) that provides for a transaction that, if consummated, would constitute a Change in Control, and ending on either (A) the date that is twenty-four (24) months following the date on which such Change in Control occurs or (B) the termination of the Transaction Agreement without such Change in Control having been consummated; or (iv) in respect of subparagraph 12(c)(iv) of the Equity Plan, the 24-month period beginning on the date of the approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

(e)                                  “Company’s Business” means the design, manufacture, distribution and sale of the products sold by the Company through retail and eCommerce channels during Executive’s employment with the Company and the products anticipated by the Company’s product roadmap, advertised on the Company’s website or described in any other marketing materials of the Company during Executive’s employment with the Company, including, without limitation, hard coolers (including water coolers), soft coolers, beverageware (including insulated drinkware such as cups, coozies, hydration bottles and jugs), bags (including duffel bags and backpacks), camp furniture, storage products and gear and accessories.

(f)                                   “Corporation” means YETI Holdings, Inc., a Delaware corporation, and its successors.

(g)                                  “Effective Date” means the date of the underwriting agreement between the Corporation and the underwriters managing the initial public offering of the Common Stock pursuant to which the Common Stock is priced for the initial public offering.

(h)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such laws, rules and regulations may be amended from time to time.

(i)                                     “Permanent Disability” means that Executive, because of accident, disability, or physical or mental illness, is incapable of performing Executive’s duties to the Company or any subsidiary, as determined by the Board.  Notwithstanding the foregoing, Executive will be deemed to have become incapable of performing Executive’s duties to the Company or any subsidiary, if Executive is incapable of so doing for (i) a continuous period of 120 days and remains so incapable at the end of such 120 day period or (ii) periods amounting in the aggregate to 180 days within any one period of 365 days and remains so incapable at the end of such aggregate period of 180 days.

(j)                                    “Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(k)                                 “Restricted Territory” means: (i) the United States and Canada; and/or (ii) all of the specific customer accounts, whether within or outside of the geographic area described in (i) above, with which Executive had any contact or for which Executive had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two (2) year period prior to such termination.

(l)                                     “Termination For Cause” means the termination by the Company of Executive’s employment as a result of: (i) Executive’s indictment (or other criminal charge against Executive) for a felony, or Executive’s commission of fraud against the Company, (ii) willful misconduct by Executive that brings the Company or any subsidiary or affiliate of the Company into substantial public disgrace or disrepute, (iii) Executive’s gross negligence or gross misconduct with respect to the Company or any subsidiary or affiliate of the Company, (iv) Executive’s insubordination to, or failure to follow, the lawful directions of the Board, which, if curable, is not cured within ten (10) days after written notice thereof to Executive, (v) Executive’s material violation of paragraph 7 hereof, (vi) Executive’s breach of a material employment policy of the Company which, if curable, is not cured within ten (10) days after written notice thereof to Executive, or (vii) any other material breach by Executive of this Agreement or any other agreement with the Company or any subsidiary or affiliate, which, if curable, is not cured within thirty (30) days after written notice thereof to Executive.  Notwithstanding the foregoing, no termination by the Company shall constitute a “Termination For Cause” unless (A) the Company provides Executive reasonable written notice of its intent to terminate Executive by reason of a Termination For Cause, which such notice must include a statement that a majority of the Board has determined in good faith that an event described in clause (i), (ii), (iii), (iv), (v), (vi) or (vii) exists and (B) Executive is given reasonable opportunity during the thirty (30) day period after receiving the notice described in the preceding clause (A) to be heard by the Board with Executive’s legal counsel.

(m)                             “Termination With Good Reason” means a termination by Executive of Executive’s employment with the Company after: (i) (A) outside of the Change in Control Protection Period, a material reduction in either the Base Salary or the Target Incentive Compensation Amount, other than as part of an across-the-board reduction applicable to all Company executives of no greater than 10% or (B) during the Change in Control Protection Period, a reduction in either the Base Salary or the Target Incentive Compensation Amount, (ii) the material diminution in Executive’s position, duties, authority, reporting or responsibilities, (iii) any material breach of this Agreement or any equity agreement by the Company (including the failure of the Company to satisfy the last sentence of paragraph 16 or its obligations in the second to last sentence of subparagraph 3(a)), or (iv) the involuntary relocation of Executive’s principal place of employment to a location more than thirty-five (35) miles beyond Executive’s principal place of employment in Austin, Texas as of the Effective Date. Notwithstanding the foregoing, no termination of employment by Executive shall constitute a “Termination With Good Reason” unless (A) Executive gives the Company notice of the existence of an event described in clause (i), (ii), (iii) or (iv) above, within sixty (60) days following the occurrence thereof, (B) the Company does not remedy such event described in clause (i), (ii), (iii) or (iv) above, as applicable, within thirty (30) days of receiving the notice described in the preceding clause (A), and (C) Executive terminates employment within thirty (30) days of the end of the cure period specified in clause (B), above.

(n)                                 “Termination Without Cause” means the involuntary termination by the Company or any subsidiary of Executive’s employment with the Company or any subsidiary for any reason other than a termination by reason of Executive’s death, for Permanent Disability or a Termination For Cause, and shall include the Company’s giving notice prior to July 31, 2036, pursuant to subparagraph 5(b), that the Employment Period will not be extended, if Executive’s employment terminates within sixty (60) days following the conclusion of the Employment Period.

(o)                                 “Voluntary Termination” means Executive’s termination of Executive’s employment with the Company or any subsidiary for any reason, other than a Termination With Good Reason (it being understood that Executive may voluntarily resign his employment at any period after the Effective Date).

9.                                      Non-Disparagement.  Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, partners, members, or affiliates, either orally or in writing, at any time, and the Company shall use its commercially reasonable best efforts to not disparage, and shall instruct its directors and executive officers not to disparage, Executive, either orally or in writing, at any time; provided, however, that Executive and the Company (and its directors and executive officers) may confer in confidence with their respective legal representatives and make truthful statements as required by law, or by governmental, regulatory or self-regulatory investigations or as truthful testimony in connection with any litigation involving Executive and the Company.  During the Employment Period, this paragraph 9 shall only apply to public statements or private statements that are reasonably likely to become public as a result of communication to any person or entity that is a member of, employed or engaged by, or directly connected to any broadcast or other media.

10.                               Survival.  Subject to any limits on applicability contained therein, paragraph 7 and paragraph 9 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

11.                               Taxes.  The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.  Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be responsible for any taxes imposed on Executive with respect to any such payment.

12.                               Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

At the address contained in the Company’s payroll records

Notices to the Company:

YETI Coolers, LLC

7601 Southwest Parkway

Austin, TX 78735

Attention: General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement will be deemed to have been given when so delivered.

13.                               Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.

14.                               Complete Agreement.  This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral which may have related to the subject matter hereof in any way, including without limitation the Prior Employment Agreement.

15.                               Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

16.                               Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder. The Company shall require any successor to all or substantially all of its assets (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

17.                               Choice of Law/Dispute Resolution.  This Agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Texas.  Any dispute or controversy arising under, out of, or in connection with this Agreement (other than paragraph 7) shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the City of Austin, Texas, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.  The Company and Executive shall share the costs of the arbitration and each party shall bear its own attorneys’ and accountants’ fees in connection therewith, including as incurred in any litigation to enforce any arbitration award.  Notwithstanding the foregoing, in respect of any termination of Executive’s employment during the Change in Control Protection Period, in the event of a dispute between the Company and Executive under this Agreement, the Company shall reimburse Executive for all reasonable legal fees and expenses incurred by Executive if Executive prevails on a majority of material claims (measured by value) in the dispute resolution process, and if Executive does not prevail on a majority of material claims (measured by value), Executive and the Company shall be responsible for their own respective legal fees and expenses.

18.                               Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

19.                               Section 409A Compliance.

(a)                                 The parties intend for this Agreement to either comply with, or be exempt from, Section 409A, and all provisions of this Agreement will be interpreted and applied accordingly.  If any compensation or benefits provided by this Agreement may result in the application of Section 409A, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferral of compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A and without any diminution in the value of the payments or benefits to the Executive.  In no event, however, shall this paragraph 19 or any other provisions of this Agreement be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Agreement and the Company shall have no responsibility for tax consequences to Executive (or his beneficiary) resulting from the terms or operation of this Agreement.  Any payments or reimbursements of any expenses provided for under this Agreement shall be made in accordance with Treas. Reg. §1.409A-3(i)(1)(iv).

(b)                                 To the extent that any payment or benefit pursuant to this Agreement constitutes a “deferral of compensation” subject to Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable upon Separation from Service, then, if on the date of the Executive’s Separation from Service, the Executive is a Specified Employee, then to the extent required for Executive not to incur additional taxes pursuant to Section 409A, no such 409A Payment shall be made to the Executive earlier than the earlier of (i) six (6) months after the Executive’s Separation from Service or (ii) the date of his death. Should this paragraph 19 result in payments or benefits to Executive at a later time than otherwise would have been made under this Agreement, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Section 409A, the Company shall make such payments and provide such benefits as provided for in this Agreement.  For purposes of this paragraph 19, the terms “Specified Employee” and “Separation from Service” shall have the meanings ascribed to them in Section 409A.

20.                               Indemnification.  Executive shall be entitled to the protections (including insurance coverage) afforded in the Director and Officer Indemnification Agreement, dated as of September 26, 2018, between Executive and the Corporation.

21.                               Section 280G of the Code.  In the event that any payments, distributions, benefits or entitlements of any type payable to Executive, whether or not payable upon a termination of employment (“Payments”), (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this paragraph 21 would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of the Payments being subject to the Excise Tax; provided, however, that such Payments shall not be so reduced if a nationally recognized accounting firm selected by the Company in good faith (the “Accountants”) determines that without such reduction Executive would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code, federal, state and local income taxes, social security and Medicare taxes and all other applicable taxes, determined by applying the highest marginal rate under Section 1 of the Code and under state and local tax laws which applied (or is likely to apply) to Executive’s taxable income for the tax year in which the transaction which causes the application of Section 280G of the Code occurs, or such other rate(s) as the Accountants determine to be likely to apply to Executive in the relevant tax year(s) in which any of the Payments are expected to be made), an amount that is greater than the amount, on a net after-tax basis, that Executive would be entitled to retain upon receipt of the Reduced Amount.  Unless the Company and Executive otherwise agree in writing, any determination required under this paragraph 21 shall be made in good faith by the Accountants in a timely manner and shall be binding on the parties absent manifest error.  In the event of a reduction of Payments hereunder, the Payments shall be reduced in the order determined by the Accountants that results in the greatest economic benefit to Executive in a manner that would not result in subjecting Executive to additional taxation under Section 409A.  For purposes of making the calculations required by this paragraph 21, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably require in order to make a determination under this paragraph 21, and the Company shall bear the cost of all fees charged by the Accountants in connection with any calculations contemplated by this paragraph 21.  To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Accountants shall value, services to be provided by Executive (including  Executive refraining from performing services pursuant to a covenant not to compete) before, on or after the date of the transaction which causes the application of Section 280G of the Code such that Payments in respect of such services may be considered to be “reasonable compensation” within the meaning of the regulations under Section 280G of the Code.  Notwithstanding the foregoing, if the transaction which causes the application of Section 280G of the Code occurs at a time during which the Company qualifies under Section 2(a)(i) of Q&A-6 of Treasury Regulation Section 1.280G, upon the request of Executive, the Company shall use reasonable efforts to obtain the vote of equity holders described in Q&A-7 of Treasury Regulation Section 1.280G.

22.                               Operation of Agreement.  This Agreement will be binding immediately upon its execution, but, notwithstanding any provision of this Agreement to the contrary, this Agreement will not become effective or operative (and neither party will have any obligation hereunder) until the Effective Date.

23.                               Clawback.  Notwithstanding any other provisions in this Agreement to the contrary, Executive agrees that applicable incentive-based compensation or other applicable amounts paid to Executive pursuant to this Agreement or any other agreement with the Company will be subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time to implement Section 10D of the Exchange Act, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of common stock, $0.01 par value per share, of the Corporation may be traded) (the “Compensation Recovery Policy”), and that applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

YETI Coolers, LLC

By:	/S/ Hollie S. Castro
Hollie S. Castro,
Senior Vice President of Talent

YETI Holdings, Inc. (solely with respect to any of its obligations hereunder)

By:	/S/ Hollie S. Castro
Hollie S. Castro,
Senior Vice President of Talent

/S/ Matthew J. Reintjes
Matthew J. Reintjes

EXHIBIT A

RELEASE AGREEMENT

RELEASE AGREEMENT, dated as of                  , 20   (this “Agreement”), by and between YETI Coolers, LLC, a Delaware limited liability company, on behalf of itself and its parent entities and subsidiaries that employed Executive from time to time (collectively, the “Company”), and Matthew J. Reintjes (“Executive”) (collectively, the “Parties”).

WHEREAS, Executive’s amended and restated employment agreement with the Company, dated [      ], 2018 (as amended from time to time, the “Employment Agreement”), provides for certain post-termination payments and benefits to Executive pursuant to subparagraphs 6(b), 6(c) or 6(d), as applicable, and under subparagraph 6(e), if applicable, thereof, subject to Executive executing and not revoking a release of claims against the Company; and

WHEREAS, Executive desires, and the Company agrees, that the Company shall provide a release of claims with respect to Executive’s employment and termination of employment. (1)

NOW, THEREFORE, in consideration of the mutual promises and obligations set forth in the Employment Agreement and this Agreement, and in consideration for the payments and benefits to be provided to Executive pursuant to subparagraphs 6(b), 6(c) or 6(d), as applicable, and under subparagraph 6(e), if applicable, of the Employment Agreement, and for other good and valuable consideration, the sufficiency of which is hereby recognized by the Parties, the Parties agree as follows:

1.             Termination of Employment.  Executive acknowledges and agrees that his employment with the Company and its subsidiaries and affiliates will terminate effective                  , 20   (the “Termination Date”).  As of the Termination Date, Executive will resign all positions he held as an officer, director or employee of the Company and its subsidiaries and affiliates, and will promptly execute such documents and take such actions as may be necessary or reasonably requested by the Company to effectuate or memorialize the resignation of such positions.

2.             Consideration.  Executive and the Company each acknowledge that in consideration of Executive’s employment and in consideration for the payments set forth in the Employment Agreement that are subject to the release provision of subparagraph 6(h) of the Employment Agreement (the “Payments”), the following shall apply.

3.             General Release of Claims. In exchange for the mutual promises set forth in this Agreement (including the Payments), Executive, on behalf of himself, his agents, attorneys,

(1)  Note to Draft: The Company will provide a mutual release to Executive in the case of Payments to Executive in connection with a termination of employment during the Change in Control Protection Period, but not in connection with any other termination of employment.

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heirs, administrators, executors, assigns, and other representatives, and anyone acting or claiming on his or their joint or several behalf, hereby releases, waives, and forever discharges the Company, including its past or present employees, officers, directors, trustees, board members, stockholders, agents, affiliates, parent entities, subsidiaries, successors, assigns, and other representatives, and anyone acting on their joint or several behalf (the “Releasees”), from any and all known and unknown claims, causes of action, demands, damages, costs, expenses, liabilities, or other losses that in any way arise from, grow out of, or are related to Executive’s employment with the Company or any of its affiliates and subsidiaries or the termination thereof.  By way of example only and without limiting the immediately preceding sentence, Executive agrees that he is releasing, waiving, and discharging any and all claims against the Company and the Releasees under (a) any federal, state, or local employment law or statute, including, but not limited to Title VII of the Civil Rights Act(s) of 1964 and 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), Older Workers Benefit Protection Act (“OWBPA”), the Genetic Information Non-Discrimination Act (GINA), the Sarbanes-Oxley Act, the Texas Labor Code, or other applicable state civil rights law(s) or any other federal law, statute, ordinance, rule, regulation or executive order relating to employment and/or discrimination in employment, and/or any claims to attorneys’ fees or costs thereunder, (b) any claims for wrongful discharge, retaliatory discharge, negligent or intentional infliction of emotional distress, interference with contractual relations, personal, emotional or physical injury, fraud, defamation, libel, slander, misrepresentation, violation of public policy, invasion of privacy, or any other statutory or common law theory of recovery under any federal, state or municipal common law, or (c) any other federal, state or municipal law, statute, ordinance or common law doctrine affecting employment rights.  Nothing herein shall be construed to prohibit Executive from filing a charge with the Equal Employment Opportunity Commission or the United States Securities and Exchange Commission Whistleblower unit or participating in investigations by those  entities.  However, Executive acknowledges that by signing this Agreement, Executive waives his right to seek individual remedies in any such action or accept individual remedies or monetary damages in any such action or lawsuit arising from such charges or investigations, including but not limited to, back pay, front pay, or reinstatement.  Executive further agrees that if any person, organization, or other entity should bring a claim against the Releasees involving any matter covered by this Agreement, Executive will not accept any personal relief in any such action, including damages, attorneys’ fees, costs, and all other legal or equitable relief.  Notwithstanding the generality of the foregoing, Executive does not release the following claims and rights: (i) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (ii) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the Employment Agreement and Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, and to any vested benefits to which he is entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or under any equity-based plan or deferred compensation plan of the Company; (iii) Executive’s right, if any, to indemnification, advancement of expenses and the protections of any directors’ and officers’ liability policies of the Company, as set forth in paragraph 20 of the Employment Agreement; (iv) Executive’s rights to any payments or benefits due to him under paragraph 6 of the Employment Agreement (including under the applicable agreements referenced therein (to the extent provided in

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paragraph 6 of the Employment Agreement)); (v) any rights under this Agreement; and (vi) any claim that cannot lawfully be waived by private agreement.

4.             No Claims Filed.  Executive affirms that, as of the date of execution of this Agreement, he has filed no lawsuit, charge, claim or complaint with any governmental agency or in any court against the Company or the Releasees.

5.             Employment Agreement Provisions.  The provisions of paragraphs 7 (Competitive Activity; Confidentiality; Non-solicitation), 11 (Taxes), 12 (Notices) and 17 (Choice of Law/Dispute Resolution) of the Employment Agreement are hereby expressly incorporated by reference.

6.             Nondisclosure of Terms.  Executive agrees that the existence, terms and conditions of this Agreement, and any and all underlying communications and negotiations in connection with or leading to this Agreement, are and shall remain confidential unless publicly filed.  Except as specifically set forth in this paragraph 6, Executive shall not disclose the existence or terms of this Agreement in whole or in part to any individual or entity without prior written consent of the Company.  Executive agrees that he will not disclose the existence or terms of this Agreement to any person except (a) to members of Executive’s immediate family and his professional advisors, who shall be advised of this confidentiality provision; (b) to the extent required by a final and binding court order or other compulsory process; (c) to any federal, state, or local taxing authority or to any other governmental or regulatory body if requested in an investigation; or (d) to the extent reasonably appropriate in connection with litigation over this Agreement.  Upon Executive’s receipt of any order, subpoena or other compulsory process demanding production or disclosure of this Agreement, Executive agrees that, to the extent legally permitted, he will promptly notify the Company in writing of the requested disclosure, including the proposed date of the disclosure, the reason for the requested disclosure, and the identity of the individual or entity requesting the disclosure, at least ten (10) business days prior to the date that such disclosure is to be made or immediately upon receipt of the requested disclosure.  Executive agrees not to oppose any action that the Company might take with respect to any such requested disclosure.  Executive further agrees to instruct his counsel not to disclose to any person or entity, including potential or existing clients, the existence or terms of this Agreement.  Notwithstanding the foregoing, nothing in this Agreement prevents Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity Executive is not prohibited from providing information voluntarily to the United States Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

7.             Future Cooperation.  Executive agrees that, as reasonably requested for (a) the 12 months following the termination of his employment, he will (i) fully cooperate with the Company in effecting an orderly transition of his duties and (ii) without any additional compensation, respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s business and (b) the three-year period following the

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termination of his employment, fully and completely cooperate with the Company, its advisors and its legal counsel with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future.  Such cooperation reflected in part (b) above shall include making himself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company. Any cooperation under this paragraph 7 shall be subject to Executive’s business and personal commitments and shall not require Executive to cooperate against his own legal interests or the legal interests of any future employer. The Company agrees to pay/reimburse Executive within thirty (30) days of receipt of an invoice for any reasonable expenses incurred as a result of his cooperation with the Company pursuant to this paragraph 7 including reasonable fees incurred by legal counsel for Executive if Executive believes separate counsel is reasonably necessary.

8.             Assistance to Others.  Executive agrees following the termination of his employment, not to assist or cooperate, in any way, directly or indirectly, with any person, entity or group (other than the Equal Employment Opportunity Commission (EEOC) or other governmental agency) involved in any proceeding, inquiry or investigation of any kind or nature against or involving the Company or any of its subsidiaries or affiliates, except as required by law, subpoena or other compulsory process.  Moreover, Executive agrees that to the extent he is compelled to cooperate with such third parties during the three-year period following the termination of his employment, he shall disclose to the Company in advance that he intends to cooperate and shall disclose the manner in which he intends to cooperate.  Further, Executive agrees that within three (3) days after such cooperation, he will offer to meet with representatives of the Company and disclose the information that he provided to the third party, to the extent permitted by law.  Further, if Executive is legally required to appear or participate in any proceeding that involves or is brought against the Company or its subsidiaries or affiliates, within three years following the termination of his employment, Executive agrees, unless prohibited by law, to disclose to the Company in advance what he plans to say or produce and otherwise cooperate fully with the Company or its subsidiaries or affiliates.  Executive’s agreement not to provide assistance or cooperation shall not require Executive to refrain from assisting or cooperating with any future employer.

9.             ADEA/OWBPA Waiver & Acknowledgment.  Insofar as this Agreement pertains to the release of Executive’s claims, if any, under the ADEA or other civil rights laws, Executive, pursuant to and in compliance with the rights afforded him under the Older Workers Benefit Protection Act: (a) is hereby advised to consult with an attorney before executing this Agreement; (b) is hereby afforded twenty-one (21) days to consider this Agreement (the “Consideration Period”); (c) may revoke this Agreement any time within the seven (7) day period following his execution of this Agreement (the “Revocation Period”) by providing written notice to the Company on or before 5:00 PM Eastern Daylight Time on the seventh day after Executive signs this Agreement; (d) is hereby advised that this Agreement shall not become effective or enforceable until the seven (7) day Revocation Period has expired; and (e) is hereby advised that he is not waiving claims that may arise after the date on which he executes this Agreement.  If this Agreement is revoked within the Revocation Period, the Company shall have no obligations under this Agreement, including the obligation to make the Payments.  If this

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Agreement is not revoked by Executive within the Revocation Period, this Agreement will be effective and enforceable on the date immediately following the last day of the seven (7) day Revocation Period (the “Effective Date”).  The offer to enter into this Agreement shall remain open for the twenty-one (21) day Consideration Period, after which time it shall be withdrawn.

10.          Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.

11.          Voluntary Execution.  Executive acknowledges that he is executing this Agreement voluntarily and of his own free will and that he fully understands and intends to be bound by the terms of this Agreement.  Further, Executive acknowledges that he received a copy of this Agreement on                  , 20  , and has had an opportunity to carefully review this Agreement with his attorney prior to executing it or warrants that he chooses not to have an attorney review this Agreement prior to signing.  Executive will be responsible for any attorneys’ fees incurred in connection with review of this Agreement by his attorneys.

12.          No Assignment of Claims.  Executive hereby represents and warrants that he has not previously assigned or purported to assign or transfer to any person or entity any of the claims or causes of action herein released.

13.          Governing Law.  This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the internal substantive laws of the State of Texas.

14.          Complete Agreement.  This Agreement embodies the complete agreement and understanding between the Parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.  Any amendments, additions or other modifications to this Agreement must be done in writing and signed by both Parties.

15.          Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

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16.          Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither Party may assign any rights or delegate any obligations hereunder without the prior written consent of the other Party.  Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, Executive and a duly authorized representative of the Company hereby certify that they have read this Agreement in its entirety and voluntarily executed it in the presence of competent witnesses, as of the date set forth under their respective signatures.

EXECUTIVE	YETI COOLERS, LLC

By:
Name:
Matthew J. Reintjes	Title:

Date	Date

YETI HOLDINGS, INC. (solely with respect to any of its obligations hereunder)

By:
Name:
Title:

Date